Exhibit 99.2

Investor Relations ir@membershipcollectivegroup.com Media and Press press@membershipcollectivegroup.com

MEMBERSHIP COLLECTIVE GROUP ANNOUNCES LEADERSHIP TEAM CHANGES

LONDON, U.K. Nov. 16, 2022— Membership Collective Group Inc. (NYSE: MCG) (“MCG,” “Company,” “we” or “our”), a global membership platform that connects a vibrant, diverse and global group of members, today announced changes to its executive leadership team.

Nick Jones, CEO and Board Director of MCG, has announced his intention to transition from CEO to founder as of today. This change follows conversations Nick, Ron Burkle Executive Chairman and the Board have had regarding long-term succession plans for the Company and Nick’s recent diagnosis and successful recovery from prostate cancer.

Nick will be succeeded as CEO by current President Andrew Carnie.

Nick has led the Company’s growth since founding Soho House as a single location in London in 1995, to a global membership platform of 38 Soho Houses and associated brands. He will continue with MCG in a founder role, focused on designing beautiful spaces that are synonymous with the brand and making the membership experience even better for the Company’s 211,000 members globally.

Nick Jones said: “Over the last 27 years I have run Soho House and more recently MCG by always putting members at the heart of everything we do. I am so proud of what we have achieved and grateful to all the teams who have helped us get to where we are today. With an experienced and talented leadership team in place, it’s the right time for me to step down as CEO and spend more time doing what I love: designing new Houses, creating a fantastic membership experience and motivating our people.

Having worked closely with Andrew for nearly four years and seen his passion and expertise, I am confident that MCG will go from strength to strength under his leadership and I look forward to working with him and the rest of the team to help support that success.”

Ron Burkle, Executive Chairman of MCG, said: “Nick’s vision has created and scaled a membership platform unlike any other. We are extremely thankful for his longstanding energy and commitment as CEO and look forward to his continued inspiration and involvement as founder. We have been working diligently behind the scenes to ensure a smooth transition and are confident in the Company’s leadership moving forward.”

Andrew Carnie added, “Soho House is an iconic brand set apart by its longevity, unique design aesthetic and incredible member loyalty. I am excited to be stepping into the role of CEO and continuing to add value to our members’ experience, while driving the profitability of the business and seizing the potential ahead of us.

I’m extremely thankful for Nick’s mentorship and look forward to the continued partnership with him and Ron to successfully deliver on the vision for our members, our teams and our shareholders.”

Andrew Carnie has served as President of MCG since September 2020, prior to which he held the position of Chief Commercial Officer from June 2019 to September 2020. He has helped to successfully navigate the business through COVID 19 and has transformed Soho Home into a luxury interiors brand. He also sits on the Board of Directors of MCG.

From 2013 to 2019, prior to joining Soho House, Andrew held a series of leadership positions including Global President at Anthropologie in North America where he successfully grew its home and interiors business, digitized the brand and led the international expansion into Europe and China.

About Membership Collective Group:

The Membership Collective Group (MCG) is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the MCG platform to work, socialize, connect, create and flourish all over the world. We began with the opening of the first Soho House in 1995 and remain the only company to have scaled a private membership network with a global presence. Members around the world engage with MCG through our global collection, as at October 2, 2022, of 38 Soho Houses, 9 Soho Works, The Ned in London and New York, Scorpios Beach Club in Mykonos, Soho Home – our interiors and lifestyle retail brand – and our digital channels. The LINE and Saguaro hotels in North America also form part of MCG’s wider portfolio.

For more information, please visit www.membershipcollectivegroup.com.

Source: Membership Collective Group (MCG)